Exhibit 99.2

CONSENT OF PIPER JAFFRAY & CO.

LivaNova PLC

5 Merchant Square

London W2 1AY

United Kingdom

The Board of Directors:

We understand that LivaNova PLC (the “Company”) has determined to incorporate by reference into the Registration Statement on Form S-8 (the “Form S-8”) all parts of the Company’s Amendment No. 3 to its Registration Statement on Form S-4 (the “Form S-4”), which includes our opinion letter (the “Opinion”), dated February 25, 2015, to the Board of Directors of Cyberonics, Inc. (“Cyberonics”), solely because such Opinion is included in the proxy statement/prospectus that forms a part of the Form S-4 that was delivered to Cyberonics’ stockholders in connection with the proposed merger involving Cyberonics and Sorin S.p.A.

In connection therewith, we hereby consent to the inclusion of our Opinion to, and references thereto under the headings “Summary—Opinion of Piper Jaffray as Financial Advisor to Cyberonics”; “Risk Factors—Risk Factors Relating to the Mergers” and “—Risk Factors Relating to the Combined Company Following Completion of the Mergers”; and “The Mergers—Background of the Mergers”, “—Cyberonics Reasons for the Mergers and Recommendation of the Cyberonics Board” and “—Opinion of Piper Jaffray as Financial Advisor to Cyberonics” in the proxy statement/prospectus that forms a part of, the Form S-4, and which will be incorporated by reference into the Form S-8. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Form S-4 or Form S-8 within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ PIPER JAFFRAY & CO.

PIPER JAFFRAY & CO.

October 16, 2015